EXHIBIT 11

                   BALDOR ELECTRIC COMPANY AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE



                                                     THREE MONTHS ENDED
                                                 ---------------------------
                                                 April 2,            April 3,
                                                   1994                1993

(In thousands, except per share data)



Primary

      Weighted average shares outstanding          18,072             17,799

      Dilutive stock options based on the
            treasury stock method using
             the average market price                 904                755
                                                  -------            -------
      Total                                        18,976             18,554
                                                  =======            =======

Net Earnings                                      $ 5,678            $ 4,593
                                                  =======            =======

Per Share Earnings                                $  0.30            $  0.25
                                                  =======            =======

Fully Diluted

      Weighted average shares outstanding          18,072             17,799

      Dilutive stock options based on the
            treasury stock method using the
             year-end market price, if higher
              than average market price               866                806
                                                  -------            -------
      Total                                        18,938             18,605


Net Earnings                                      $ 5,678            $ 4,593
                                                  =======            =======

Per Share Earnings                                $  0.30            $  0.25
                                                  =======            =======

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